 Exhibit 99.1

For Immediate Release	Contact:

February 4, 2010	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO, INC. ANNOUNCES AN INCREASED QUARTERLY CASH DIVIDEND ON COMMON SHARES

Pawtucket, R.I. (February 4, 2010) -- Hasbro, Inc. (NYSE:HAS) announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per common share, an increase of $0.05 per share or 25% from the previous quarterly dividend of $0.20 per common share.  The dividend will be payable on May 17, 2010 to shareholders of record at the close of business on May 3, 2010.

“The Board’s decision to increase the dividend reflects the financial strength and long-term cash flow potential we are unlocking through the execution of Hasbro’s global brand strategy,” said Brian Goldner, President and Chief Executive Officer.  “Hasbro’s ability to continue investing in our business while also returning cash to shareholders, through both our dividend and share buyback programs, is indicative of the company’s solid financial position and long-term prospects.”

Hasbro, Inc. (NYSE:HAS) is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at http://www.hasbro.com. (C) 2010 Hasbro, Inc. All Rights Reserved.

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